Exhibit 99

RPC, Inc. Reports Third Quarter 2018 Financial Results

ATLANTA, October 24, 2018 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2018. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2018, revenues were $440.0 million, a decrease of 6.6 percent, compared to $471.0 million in the third quarter of last year. Revenues decreased compared to the same period of the prior year due to lower activity levels and slightly lower pricing, primarily within RPC’s pressure pumping service line. Operating profit for the quarter was $54.6 million, a decrease of 44.0 percent, compared to operating profit of $97.4 million in the same period of the prior year. Net income for the third quarter was $50.0 million or $0.23 diluted earnings per share, including a $0.04 per share favorable discrete tax adjustment, compared to net income of $57.3 million or $0.26 diluted earnings per share in the third quarter of 2017. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $97.8 million, a decrease of 28.9 percent, compared to $137.5 million in the prior year.1

For the nine months ended September 30, 2018, revenues increased to $1.34 billion compared to $1.17 billion last year. Net income for the nine-month period was $162.0 million, or $0.75 diluted earnings per share, compared to $104.8 million, or $0.48 diluted earnings per share in the same period last year.

Cost of revenues during the third quarter of 2018 was $300.9 million, or 68.4 percent of revenues, compared to $294.8 million, or 62.6 percent of revenues, during the third quarter of last year. Cost of revenues increased primarily due to higher employment costs, partially offset by lower materials and supplies expenses, which declined due to lower activity levels, particularly within our pressure pumping service line. Cost of revenues as a percentage of revenues increased due to inefficiencies caused by inconsistent activity levels and higher employment costs.

Selling, general and administrative expenses were $41.8 million in the third quarter of 2018 compared to $39.7 million in the third quarter of 2017. As a percentage of revenues, these expenses increased to 9.5 percent in the third quarter of 2018 compared to 8.4 percent of revenues in the third quarter of 2017, due to relatively fixed nature of these expenses during the short term. Depreciation and amortization increased to $43.0 million compared to $39.6 million in the third quarter of the prior year due to capital expenditures made during the previous four quarters.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Third Quarter 2018 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended September 30, 2018 decreased by $27.9 million, or 6.0 percent, compared to the second quarter of 2018. Cost of revenues during the third quarter of 2018 decreased by $11.1 million, or 3.6 percent, due to lower materials and supplies expenses and lower maintenance and repairs expense partially offset by higher employment costs. As a percentage of revenues, cost of revenues increased from 66.7 percent in the second quarter of 2018 to 68.4 percent in the third quarter of 2018. RPC’s operating profit during the third quarter was $54.6 million, a decrease of $20.5 million, or 27.3 percent, compared to operating profit of $75.0 million in the second quarter of 2018. EBITDA for the third quarter of 2018 decreased by $21.4 million compared to the prior quarter.

Management Commentary

“The average U.S. domestic rig count during the third quarter of 2018 was 1,051, an 11.1 percent increase compared to the same period in 2017, and a 1.2 percent increase compared to the second quarter of 2018,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of natural gas during the third quarter was $2.93 per Mcf, a 0.7 percent decrease compared to the prior year, and a 2.8 percent increase compared to the second quarter of 2018. The average price of oil during the third quarter was $69.73 per barrel, a 45.0 percent increase compared to the prior year and a 2.5 percent increase compared to the second quarter of 2018.

“Oilfield completion activity increased slightly during the third quarter, as stable oil prices supported our customers’ activities. However, we began to experience weakness in the pricing for our pressure pumping services as additional horsepower continued to enter the market. In addition, pressure pumping fleet efficiencies continued to improve, which has contributed to the overcapacity for this oilfield services market segment. Labor shortages also continue to be a significant issue in our industry. We have not yet experienced any direct impact from Permian Basin takeaway capacity constraints.

“During the third quarter, we continued our commitment to RPC’s shareholders through our dividends. Including this use of cash, as well as $49.9 million of capital expenditures, we finished the third quarter with $128.4 million in cash,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control and fishing tool operations.

Third Quarter 2018 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 7.6 percent for the quarter compared to the prior year due to lower activity levels in several of the larger service lines within this segment, as well as slightly lower pricing within our pressure pumping service line, which is the largest service line within Technical Services. On a sequential basis, Technical Services revenues decreased by 6.4 percent during the third quarter of 2018 compared to the prior quarter due to these lower activity levels. Support Services revenues increased by 22.5 percent during the quarter compared to the prior year due primarily to improved activity levels and pricing in the rental tool service line, which is the largest service line within this segment. On a sequential basis, Support Services revenues increased by 3.6 percent during the third quarter of 2018 compared to the prior quarter. Technical Services generated lower operating profit in the third quarter of 2018 than in both the prior quarter and the third quarter of last year. Support Services generated an operating profit in the third quarter of 2018 and in the prior quarter compared to a loss in the third quarter of 2017.

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
(in thousands)	2018	2018	2017	2018	2017

Revenues:
Technical Services	$421,271	$449,852	$455,719	$1,290,186	$1,127,379
Support Services	18,723	18,074	15,280	54,068	40,549
Total revenues	$439,994	$467,926	$470,999	$1,344,254	$1,167,928
Operating profit (loss):
Technical Services	$56,209	$75,624	$104,349	$196,838	$184,455
Support Services	1,787	1,193	(2,062)	2,075	(10,622)
Corporate expenses	(3,729)	(3,598)	(5,433)	(11,992)	(13,679)
Gain on disposition of assets, net	286	1,810	503	3,459	5,779
Total operating profit	$54,553	$75,029	$97,357	$190,380	$165,933
Interest expense	(150)	(113)	(105)	(368)	(322)
Interest income	783	458	488	1,643	1,028
Other income, net	287	4,104	564	9,786	2,786

Income before income taxes	$55,473	$79,478	$98,304	$201,441	$169,425

RPC, Inc. will hold a conference call today, October 24, 2018 at 9:00 a.m. ET to discuss the results for the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 599-8686, or (323) 994-2093 for international callers, and using conference ID number 1606007. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Third Quarter 2018 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with the regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Third Quarter 2018 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017
REVENUES	$439,994	$467,926	$470,999	$1,344,254	$1,167,928
COSTS AND EXPENSES:
Cost of revenues	300,947	312,079	294,820	908,631	765,078
Selling, general and administrative expenses	41,787	42,534	39,738	128,135	117,183
Depreciation and amortization	42,993	40,094	39,587	120,567	125,513
Gain on disposition of assets, net	(286)	(1,810)	(503)	(3,459)	(5,779)
Operating profit	54,553	75,029	97,357	190,380	165,933
Interest expense	(150)	(113)	(105)	(368)	(322)
Interest income	783	458	488	1,643	1,028
Other income, net	287	4,104	564	9,786	2,786
Income before income taxes	55,473	79,478	98,304	201,441	169,425
Income tax provision	5,506	19,535	40,970	39,401	64,617
NET INCOME	$49,967	$59,943	$57,334	$162,040	$104,808

EARNINGS PER SHARE
Basic	$0.23	$0.28	$0.26	$0.75	$0.48
Diluted	$0.23	$0.28	$0.26	$0.75	$0.48

AVERAGE SHARES OUTSTANDING
Basic	214,807	215,194	216,958	215,362	217,401
Diluted	214,807	215,194	216,958	215,362	217,401

Third Quarter 2018 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2018	2017
ASSETS
Cash and cash equivalents	$128,373	$136,892
Accounts receivable, net	382,755	375,418
Inventories	128,957	113,359
Income taxes receivable	11,578	3,141
Prepaid expenses	6,344	5,587
Other current assets	5,583	8,043
Total current assets	663,590	642,440
Property, plant and equipment, net	515,805	444,662
Goodwill	32,150	32,150
Other assets	34,117	29,374
Total assets	$1,245,662	$1,148,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$127,161	$121,880
Accrued payroll and related expenses	32,140	25,254
Accrued insurance expenses	5,903	4,224
Accrued state, local and other taxes	7,110	7,706
Income taxes payable	4,999	4,201
Other accrued expenses	272	1,098
Total current liabilities	177,585	164,363
Long-term accrued insurance expenses	11,435	10,320
Long-term pension liabilities	30,294	34,934
Other long-term liabilities	3,834	3,627
Deferred income taxes	45,913	53,529
Total liabilities	269,061	266,773
Common stock	21,480	21,658
Capital in excess of par value	-	-
Retained earnings	971,382	877,320
Accumulated other comprehensive loss	(16,261)	(17,125)
Total stockholders' equity	976,601	881,853
Total liabilities and stockholders' equity	$1,245,662	$1,148,626

Third Quarter 2018 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(in thousands except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017

Reconciliation of Net Income to EBITDA
Net Income	$49,967	$59,943	$57,334	$162,040	$104,808
Add:
Income tax provision	5,506	19,535	40,970	39,401	64,617
Interest expense	150	113	105	368	322
Depreciation and amortization	42,993	40,094	39,587	120,567	125,513
Less:
Interest income	783	458	488	1,643	1,028
EBITDA	$97,833	$119,227	$137,508	$320,733	$294,232